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                                                                     EXHIBIT 4.6

                                 TRUST AGREEMENT


         THIS TRUST AGREEMENT, dated as of June 17, 2002, between Newfield Exploration Company (the "Settlor") and David A. Trice, C. William Austin and Brian Rickmers not in their individual capacities but each solely as a trustee (individually, "Trustee" or collectively, "Trustees"). The Settlor and the Trustees hereby agree as follows:

         1. The trust created hereby shall be known as Treasure Island Royalty Trust (the "Trust"), in which name any Trustee may conduct the business of the Trust, make and execute contracts and other documents and sue and be sued.

         2. The Settlor hereby assigns, transfers, conveys and sets over to the Trustees the sum of $100. The Trustees hereby acknowledges receipt of such amount in trust from the Settlor, which amount shall constitute the initial trust estate. The Trustees hereby declares that they will jointly hold the trust estate in trust for the benefit of certain entities to be named in the amended and restated trust agreement described in paragraph 3 below. It is the intention of the parties hereto that the Trust created hereby constitute an express trust under Section 111.004(4) of the Texas Trust Code and that this document constitutes the governing instrument of the Trust.

         3. The Settlor, and the Trustees or their successors and certain other parties will enter into an amended and restated Trust Agreement ("Amended Trust Agreement"), satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such Amended Trust Agreement, no Trustee shall have any duty, liability or obligation hereunder or with respect to the trust estate and Settlor hereby agrees to indemnify, defend, save, release and hold harmless each Trustee from and against any cost, expense, claim, damage or liability that may arise or that is related to this Trust Agreement, the Trust or his activities as a Trustee of the Trust.

         4. This Trust Agreement may be executed in one or more counterparts.

         5. Any Trustee may resign upon fifteen days prior notice to the Settlor. Upon the resignation of any Trustee the Trust may continue without appointing any additional Trustees unless there is a resignation of all the Trustees at which time the Settlor may appoint any number of substitute Trustees as it deems appropriate.

         6. Each Trustee may act on behalf of the Trust individually without the joinder of the other Trustees.





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         IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                   NEWFIELD EXPLORATION COMPANY
                                   as Settlor



                                   By: /s/ DAVID A. TRICE
                                      -----------------------------------------
                                   Name: David A. Trice
                                        ---------------------------------------
                                   Title: President and Chief Executive Officer
                                         --------------------------------------

                                   /s/ DAVID A. TRICE
                                   --------------------------------------------
                                   David A. Trice
                                   as Trustee

                                   /s/ C. WILLIAM AUSTIN
                                   --------------------------------------------
                                   C. William Austin
                                   as Trustee


                                   /s/ BRIAN L. RICKMERS
                                   --------------------------------------------
                                   Brian L. Rickmers
                                   as Trustee